Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

We consent to incorporation herein by reference in this Registration Statement on Form S-8 of Netflix, Inc. of our report dated January 14, 2003, with respect to the balance sheets of Netflix, Inc. as of December 31, 2001 and 2002, and the related statements of operations, stockholders’ (deficit) equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears on the December 31, 2002 annual report on Form 10-K of Netflix, Inc.

/s/    KPMG LLP

Mountain View, California

March 23, 2003